UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2006

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 13, 2006, Syntroleum Corporation’s subsidiary, Syntroleum Nigeria Limited (“Syntroleum Nigeria”), received written notification from Brittania-U Nigeria Limited (“Brittania-U”) that all of the required approvals under the Participation Agreement (the “Ajapa Participation Agreement”), between Brittania-U and Syntroleum Nigeria, dated February 26, 2006, had been received. According to Brittania-U, it received the last required approval on September 8, 2006. In accordance with the Ajapa Participation Agreement, Syntroleum Nigeria paid Brittania-U bonuses totaling $4 million for the interest in the Ajapa Field. Upon the closing of this assignment on September 15, 2006, Syntroleum Nigeria acquired a forty percent (40%) participating interest in the Ajapa Field. Subject to rig availability and receipt of appropriate governmental permits, Syntroleum Nigeria must commence or cause to commence Phase 1 of the work programs set forth in the Ajapa Participation Agreement by March 15, 2007.

In a prior related transaction, on July 26, 2006, Syntroleum Nigeria entered into a Participation Deed with Energy Equity Resources Oil & Gas Limited (“EER”), a subsidiary of Energy Equity Resources Limited, pursuant to which EER will acquire fifty percent (50%) of Syntroleum Nigeria’s participating interest in the Ajapa Field. On September 15, 2005, EER paid Syntroleum Nigeria a bonus of $4 million for the interest in the Ajapa Field. The transfer of the participating interest to EER is subject to the approval of the Nigerian government, the Nigerian National Petroleum Corporation, Chevron Nigeria Limited, and Brittania-U. Until such approvals are obtained, EER will pay to Syntroleum Nigeria its proportionate share of all costs of the work programs set forth in the Ajapa Participation Agreement. Under the Participation Deed, if these approvals are not obtained by April 30, 2007, the Participation Deed will become null and void and Syntroleum Nigeria will have to refund any and all payments made by EER to Syntroleum Nigeria.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: September 21, 2006	By:	/s/ Carla S. Covey
Carla S. Covey Senior Vice President of Finance and Chief Accounting Officer